Up to Commissionable Prem Over CP
Policy Year 1*
Issue Ages 0-19                     40%                       3%
Issue Ages 20-65                    50%                       3%
Issue Ages 66+                      #                         3%

PYs 2-10****                        4%**                      3%***
PY 11 and over*****                 3%                        3%


# The first year commission rate of 50% is reduced by 1% for each year that the insured's age exceeds 65. For example, at age 67, the first year commission rate is 48%. No commission chargeback applies.

*        PCs are payable on all commissions earned in policy year 1.

**       Includes Transferable service fee of 2% and 2% renewal commission.

***      The 3% is comprised of a 1% renewal commission and 2% TSF.

**** A persistency bonus is paid on renewal premiums received in policy years 2-10 to qualifying agents.

***** Includes 1% service fee boost payable to the original writing agent(s), if eligible, and 2% TSF.